ADDENDUM II TO LINE OF CREDIT PROMISSORY NOTE

Los Altos, California

March 30, 2007

The ON DEMAND Addendum to Line of Credit Promissory Note, dated April 1, 2003, (attached hereto) between the undersigned ("Borrower"), a Nevada Corporation doing business at 95 First Street, Suite 200, Los Altos, CA 94022 and KAL Equity Capital Fund I, LLC, a Nevada LLC, (hereinafter called "Lender") is hereby amended, with the exception of any of the terms of a Security Agreement between the parties dated October 29, 2001, (attached hereto) that are not amended herein, as follows:

Said ON DEMAND Line of Credit is amended to a Note wherein Borrower promises to pay to Lender, on or before, April 10, 2009, the total principal sum of One Million Dollars ($1,000,000) along with accrued interest as set out in the terms of the LINE OF CREDIT PROMISSORY NOTE dated October 29, 2001 (attached hereto) to which this second addendum is made.

As consideration for Lender's release of the ON DEMAND portion of the Line of Credit referenced herein, Borrower agrees to increase the rate of interest from eight percent (8%) to twelve percent (12%) per annum and such interest shall be due and payable on or before the due date hereof.

In addition, Lender shall expect a monthly payment from Borrower in the sum of twelve thousand dollars ($12,000) on accrued interest, penalty or a pay down of principal until said note has been paid in full.

All other terms of the Line of Credit Promissory Note dated October 29, 2001 shall remain the same.

In any suit or action instituted for the collection of any sums due hereunder, the prevailing party in such suit or action shall be entitled to recover in addition to all and any other relief or sums, if any recovered by such party in such suit or action, such sums as the court may adjudge reasonable for its attorney's fees both in the trial court or any appellate court.

The laws and interpretation of the state of Nevada shall govern this note.

BORROWER:

FREEHAND SYSTEMS, INC., a Nevada Corporation

3-30-2007

Kim A. Lorz
President/CEO

Date